Exhibit 99.1
AirSculpt Technologies, Inc. Announces Third Quarter 2022 Results
MIAMI BEACH, Fla., November 10, 2022 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced results for the third quarter ended September 30, 2022.

•Revenue increased 12.2% from prior year period to $38.9 million
•Paid special dividend of approximately $25 million
•First international center in Toronto scheduled to open in November
•Opened center in Philadelphia
•Completed debt refinance with more favorable terms
“We recently hit our one-year anniversary as a public company, and I couldn’t be more excited about our business and the work we are doing to build a platform that will continue to produce significant growth in the years ahead” said Dr. Aaron Rollins, Chief Executive Officer of AirSculpt Technologies. “Our revenues for the quarter increased 12.2% over the same quarter last year, primarily due to the new centers we have opened. We had a bit more pronounced seasonality during the quarter as several doctors at some of our larger centers took extended vacations and we expect a number of these cases to be deferred to future periods.
We announced this week the opening of our Philadelphia center and our first international center in Toronto is scheduled to open at the end of this month. Both Philadelphia and Toronto are great markets, and we have high expectations for both centers to provide meaningful growth as they mature."
Third Quarter 2022 Results
Case volume was 2,879 for the third quarter of 2022, representing growth of 5.0% over the prior year period case volume of 2,743. Revenue for the third quarter of 2022 increased by 12.2% to $38.9 million from $34.7 million in the prior year period. Same-center revenue for the third quarter of 2022 decreased (2.1)% compared to the prior year period. Net loss for the quarter was $(7.4) million and was impacted by a $7.2 million increase in equity-based compensation compared to the prior year period and approximately $1.8 million of public company related costs which did not exist in the prior year period. The Company’s adjusted EBITDA for the quarter was $9.2 million compared to $12.1 million for the prior year period. Adjusted EBITDA for the current year period was impacted by approximately $1.8 million of public company costs in addition to expenses related to nursing, clinical and marketing related investments.
Year to Date 2022 Results
Case volume was 9,726 through the third quarter of 2022, representing growth of 19.1% over the prior year period case volume of 8,165. Revenue for 2022 increased by 33.8% to $128.1 million from $95.8 million in the prior year period. Same-center cases and revenue per case for 2022 were up 1.5% and 12.3%, respectively, over the prior year period. Year to date net (loss)/income for 2022 declined to $(7.5) million compared to $24.7 million from the prior year period. Net income for the current year period was impacted by a $21.7 million increase in equity-based compensation and approximately $6.0 million of public company related costs which did not exist in the prior year period. For year to date 2022, the Company’s adjusted EBITDA declined 4.8% to $34.2 million as compared to $35.9 million for the prior year period. Adjusted EBITDA for the current year period was impacted by approximately $6.0 million of public company costs. Adjusting the prior year to include these costs, our Adjusted EBITDA growth rate would have been approximately 14.4%.
2022 Outlook
The Company is reducing its revenue outlook to a range of $168-170 million and is lowering its Adjusted EBITDA outlook to a range of $45-47 million. The Company anticipates opening a total of four centers in 2022 which includes Philadelphia and Toronto.
For additional information on forward-looking statements, see the section titled "Forward-Looking Statements" below.

Liquidity
As of September 30, 2022, the Company had $7.6 million in cash and cash equivalents and $5.0 million of borrowing capacity under its revolving credit facility. The cash balance was impacted by a special dividend payment of $22.8 million during the quarter. The Company generated $17.8 million in operating cash flows for the nine months ended September 30, 2022, compared to $32.3 million for the same period of 2021.
Effective November 7, 2022, the Company refinanced its existing debt with a new $90.0 million credit facility which includes $85 million term loans and a $5.0 million revolving loan facility. The new credit facility has more favorable terms which will reduce cash interest going forward, has a five-year maturity and has no prepayment penalty.
Conference Call Information
AirSculpt will hold a conference call tomorrow, November 11, 2022 at 8:30 am (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-9716 or for international callers, 1-201-493-6779. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13733597. The replay will be available until November 18, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.elitebodysculpture.com/. The online replay will be available for one week following the call.
About AirSculpt
AirSculpt is an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience under its brand, Elite Body Sculpture. At Elite Body Sculpture, we provide custom body contouring using our proprietary AirSculpt® method that removes unwanted fat in a minimally invasive procedure, producing dramatic results. It is our mission to generate the best results for our patients.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K.
Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.
The risk factors discussed in “Risk Factors” in our Annual Report on Form 10-K could cause our results to differ materially from those expressed in the forward-looking statements made in this press release.
There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to conform our prior statements to actual results or revised expectations.
Use of Non-GAAP Financial Measures
The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

AirSculpt Technologies, Inc. and Subsidiaries
Selected Consolidated Financial Data
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$38,892	$34,651	$128,090	$95,759
Operating expenses:
Cost of service	14,888	11,410	47,042	31,462
Selling, general and administrative	23,397	11,980	73,574	30,926
Loss on debt modification	—	—	—	682
Depreciation and amortization	1,994	1,641	5,842	4,664
(Gain)/loss on disposal of long-lived assets	(12)	—	215	—
Total operating expenses	40,267	25,031	126,673	67,734
(Loss)/income from operations	(1,375)	9,620	1,417	28,025
Interest expense, net	1,770	1,566	4,821	3,323
Pre-tax net (loss)/income	(3,145)	8,054	(3,404)	24,702
Income tax expense/(benefit)	4,232	—	4,083	—
Net (loss)/income	$(7,377)	$8,054	$(7,487)	$24,702

Loss per share of common stock
Basic	$(0.13)	N/A	$(0.13)	N/A
Diluted	$(0.13)	N/A	$(0.13)	N/A
Weighted average shares outstanding
Basic	55,640,154	N/A	55,640,154	N/A
Diluted	55,640,154	N/A	55,640,154	N/A

AirSculpt Technologies, Inc. and Subsidiaries
Selected Financial and Operating Data
(Dollars in thousands, except per case amounts)

	September 30, 2022	December 31, 2021
Balance Sheet Data (at period end):
Cash and cash equivalents	$7,600	$25,347
Total current assets	9,737	29,440
Total assets	$193,920	$200,554

Current portion of long-term debt	$850	$850
Deferred revenue and patient deposits	2,221	2,810
Total current liabilities	13,552	16,415
Long-term debt, net	81,602	81,755
Total liabilities	$121,449	$117,026

Total stockholders’ equity	$72,471	$83,528

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$329	$8,525	$17,807	$32,339
Investing activities	(4,587)	(1,577)	(10,726)	(4,726)
Financing activities	(23,395)	(3,058)	(24,828)	(17,254)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Other Data:
Number of facilities	20	16	20	16
Number of total procedure rooms	43	27	43	27

Cases	2,879	2,743	9,726	8,165
Revenue per case	$13,509	$12,632	$13,170	$11,728
Adjusted EBITDA (1)	$9,174	$12,116	$34,189	$35,899
Adjusted EBITDA margin (2)	23.6%	35.0%	26.7%	37.5%
(1) A reconciliation of this non-GAAP financial measure appears below.
(2) Defined as Adjusted EBITDA as a percentage of revenue.

AirSculpt Technologies, Inc. and Subsidiaries
Supplemental Information
(Dollars in thousands, except per case amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Same-center Information (1):
Cases	2,535	2,743	7,983	7,863
Case growth	(7.6)%	N/A	1.5%	N/A
Revenue per case	$13,381	$12,632	$13,132	$11,697
Revenue per case growth	5.9%	N/A	12.3%	N/A
Number of facilities	16	16	14	14
Number of total procedure rooms	34	27	28	23

(1) For the three months ended September 30, 2022 and 2021, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since July 1, 2021. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since July 1, 2021.

For the nine months ended September 30, 2022 and 2021, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since January 1, 2021. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since January 1, 2021.

AirSculpt Technologies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
We report our financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
We define Adjusted EBITDA as net income/(loss) excluding initial public offering (“IPO”) related costs, sponsor management fee, pre-opening de novo and relocation costs, restructuring and related severance, equity-based compensation, loss on debt modification, depreciation and amortization, loss on disposal of long-lived assets, interest expense, net and income tax expense/(benefit).
We include Adjusted EBITDA because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from equity-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. We included Adjusted EBITDA Margin because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA Margin to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.
The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net (loss)/income, the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss)/income	$(7,377)	$8,054	$(7,487)	$24,702
Plus
Sponsor management fee	—	417	—	667
Equity-based compensation	7,370	86	21,961	258
Loss on debt modification	—	—	—	682
IPO related costs	—	—	731	—
Pre-opening de novo and relocation costs	1,089	307	3,185	1,289
Restructuring and related severance costs	108	45	838	314
Depreciation and amortization	1,994	1,641	5,842	4,664
(Gain)/loss on disposal of long-lived assets	(12)	—	215	—
Interest expense, net	1,770	1,566	4,821	3,323
Income tax expense	4,232	—	4,083	—
Adjusted EBITDA	$9,174	$12,116	$34,189	$35,899
Adjusted EBITDA Margin	23.6%	35.0%	26.7%	37.5%

Investor Contact
Dennis Dean
Chief Financial Officer
investors@elitebodysculpture.com